Exhibit 99.1

FOR FURTHER INFORMATION:

J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@bankofwilmington.com	Email: bnorris@bankofwilmington.com

Bank of Wilmington Corporation Reports Record Third Quarter 2005 Earnings

of $422 Thousand, Up 48.6%

WILMINGTON, NC – October 28, 2005 —Bank of Wilmington Corporation (Nasdaq: BKWW), parent company of Bank of Wilmington, reported net income for the quarter ended September 30, 2005 of $422 thousand, an increase of 48.6 percent from the $284 thousand reported for the quarter ended September 30, 2004. Diluted earnings per share were $0.12 compared with $0.10 reported for the prior-year third quarter, restated to reflect the impact of a 5-for-4 stock split effected June 30, 2005. Per share results also reflect the issuance of common stock during the fourth quarter of 2004, which increased average diluted shares by 26.4 percent over the prior-year quarter, to 3,508,993.

For the first nine months of 2005, Bank of Wilmington Corporation reported net income of $1.0 million, an increase of 36.7 percent from the $765 thousand reported in the 2004 nine-month period. For the same nine-month periods, diluted earnings per share were $0.30 and $0.28, respectively, an increase of 7.1 percent. Per share results again reflect the second quarter 2005 stock split and the 2004 stock offering; average diluted shares outstanding increased by 25.7 percent, to 3,494,577 shares for the 2005 nine-month period.

Cameron Coburn, Chairman, President and CEO of Bank of Wilmington Corporation, commented, “Growth has been the operative theme for our company since its inception seven years ago, and we are pleased to report another exceptional quarter in terms of both earnings and balance sheet growth. Our success to-date reflects our ability to offer a premium level of service to small, local businesses, delivered by knowledgeable and professional employees.”

“Large regional banks dominate our market,” Mr. Coburn explained, “and we are different from the way they do business. As a result of these factors, our bank has advanced one place in the 2005 FDIC Summary of Deposits rankings to command the seventh largest deposit market share - 6.3 percent - of New Hanover County, our primary market. With the opening of our fourth office in early 2006, we are well-positioned to continue these positive trends.

“On September 1,” Mr. Coburn added, “we formed a holding company, Bank of Wilmington Corporation, to provide greater flexibility in conducting and funding the Bank’s business, and to fund future growth.” In association with this action, $10 million of floating rate trust preferred securities was issued in the beginning of the fourth quarter.

Total revenue, comprised of net interest income and non-interest income, was $2.7 million for the third quarter of 2005, an increase of 61.4 percent over the $1.7 million reported for the third quarter of 2004. Net interest income for the current quarter increased 67.2 percent over the prior-year third quarter to $2.5 million, reflecting a combination of 62.0 percent growth in average earning assets and a 10 basis point improvement in the net interest margin, to 3.54 percent. Mr. Coburn commented, “As a result of our efforts to manage interest rate risk, our net interest margin has remained within a narrow 11 basis point band over the last four quarters; we remain asset-sensitive as we enter the fourth quarter.” Non-interest income was $264 thousand, a 22.2 percent increase over last year’s third quarter.

Revenue growth outpaced expense growth for the quarter. Non-interest expense for the third quarter of 2005 was $1.7 million, an increase of 48.9 percent over the prior-year period. The increase reflects overall growth in the organization. Other expense, up $292 thousand or 89.8 percent, represented the largest portion of the increase in this category; additional costs related to the formation of the holding company contributed to the increase. Salaries and benefits increased $218 thousand, or 33.9 percent; the increased expense was the result of growth-related personnel additions, normal compensation adjustments and increases in the cost of benefits.

Mr. Coburn added, “We are pleased to report asset quality that is stronger than ever, even as we grow our loan portfolio at a robust pace. Nonetheless, we continue to maintain our loan loss reserve at prudent levels, which requires substantial provisioning each quarter, given our growth rate.” Net charge-offs for the first nine-months of 2005 were $53,000, or 0.03 percent of average loans (annualized) compared with $446,000, or 0.48 percent of average loans (annualized), for the prior-year nine-month period. Non-performing assets, including 90-day delinquencies, were $764 thousand, or 0.25 percent of total assets at September 30, 2005, compared with $1.2 million, or 0.66 percent, twelve months ago. Loan loss reserves were $3.2 million, or 1.28 percent of total loans, at September 30, 2005.

Total assets were $311.8 million at September 30, 2005, an increase of $131.7 million, or 73.1 percent, from last year’s third quarter-end. Loans outstanding totaled $246.8 million, an increase of $105.9 million, or 75.1 percent, over the same 12-month period. Loan growth was funded by a $101.1 million, or 64.4 percent, increase in deposits, to $258.1 million, as well as a $25 million increase in Federal Home Loan advances.

Shareholders’ equity at September 30, 2005 was $24.2 million, up $6.7 million, or 38.6 percent, from the year-ago level. The Company’s total risk-based capital ratio at quarter-end was 10.65 percent. Following the close of the third quarter, $10 million in trust preferred securities was issued. Total shares outstanding at quarter-end were 3,416,068. Mr. Coburn concluded, “Our reputation in southeastern North Carolina continues to grow, and we see ample opportunities for our company.”

About the Company

Bank of Wilmington Corporation, the parent company of Bank of Wilmington, was formed in September 2005. The Bank was established in 1998 as a local bank, developed and managed by local people committed to improving the quality of life and the quality of the banking experience in the communities it serves. Its market area includes the counties of New Hanover, Pender, and Brunswick, all located in southeastern North Carolina, through three locations: 1117 Military Cutoff Road; 3702 South College Road in the Pine Valley neighborhood; and 14572 US Highway 17 in Hampstead. For additional information, please refer to the Company’s web site: www.bankofwilmington.com.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Bank of Wilmington Corporation with the Securities and Exchange Commission. Bank of Wilmington Corporation undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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Bank of Wilmington Corporation

Third Quarter 2005 Results

Bank of Wilmington Corporation

CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED September 30, 2005	THREE MONTHS ENDED September 30, 2004	NINE MONTHS ENDED September 30, 2005	NINE MONTHS ENDED September 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans and leases, including fees	$3,985	$1,974	$9,947	$5,393
Investment securities	376	229	961	589
Short-term investments	57	29	141	58

Total interest income	4,418	2,232	11,049	6,040

INTEREST EXPENSE
Deposits	1,730	736	4,148	1,817
Borrowings	219	19	399	41

Total interest expense	1,949	755	4,547	1,858

Net interest income	2,469	1,477	6,502	4,182

Provision for loan and lease losses	355	329	1,112	615

Net interest income after provision for loan and lease losses	2,114	1,148	5,390	3,567

NON INTEREST INCOME
Service fees & charges on accounts	168	134	459	390
Net gain on sales of securities	0	1	1	0
Other income	96	81	298	131

Total non interest income	264	216	758	521

NON INTEREST EXPENSE
Salaries and benefits	862	644	2,343	1,875
Occupancy & Furniture and Equipment	256	196	695	595
Other expense	617	325	1,549	938

Total non interest expense	1,735	1,165	4,587	3,408

Income before federal income tax expense	643	199	1,561	680

Federal income tax expense (benefit)	221	(85)	515	(85)

Net income	$422	$284	$1,046	$765

Basic earnings per share*	$0.12	$0.10	$0.31	$0.28

Diluted earnings per share*	$0.12	$0.10	$0.30	$0.28

Average shares outstanding *	3,416,068	2,707,158	3,415,419	2,706,961

Average diluted shares outstanding *	3,508,993	2,776,334	3,494,577	2,779,072

*	All per share and outstanding share data has been restated for the 5 for 4 stock split effected 6/30/05

Bank of Wilmington Corporation

Third Quarter 2005 Results

Bank of Wilmington Corporation

CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2005	DECEMBER 31, 2004		SEPTEMBER 30, 2004
	(Unaudited)	(Audited)		(Unaudited)
ASSETS
Cash and due from banks	$2,417	$1,882		$2,544
Interest earning deposits in other banks	10,771	4,223		4,357

Total cash and cash equivalents	13,188	6,105		6,901

Securities available for sale	43,662	26,436		25,816
Time deposits in other banks	199	0		0
Federal Home Loan Bank stock	1,745	592		381

Total loans	246,757	162,399		140,906
Allowance for loan losses	(3,165)	(2,106)		(1,830)

Total Loans, net	243,592	160,293		139,076

Premises and equipment, net	1,570	1,152		1,177
Foreclosed real estate and repossessions	13	0		203
Bank owned life insurance policies	5,248	5,097		5,044
Accrued interest receivable	1,267	734		623
Other assets	1,329	1,124		863

Total assets	$311,813	$201,533		$180,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$28,360	$14,407		$15,318
Interest-bearing	229,724	155,761		141,681

Total deposits	258,084	170,168		156,999

Federal Home Loan Bank advances	28,000	7,400		5,000
Accrued expenses and other liabilities	1,484	627		589

Total liabilities	287,568	178,195		162,588

SHAREHOLDERS’ EQUITY
Common stock	11,956	11,918	*	9,475	*
Additional Paid in Capital	11,053	11,008	*	7,942	*
Retained earnings	1,517	471		87
Accumulated other comprehensive income (loss)	(281)	(59)		(8)

Total shareholders’ equity	24,245	23,338		17,496

Total liabilities and shareholders’ equity	$311,813	$201,533		$180,084

*	Prior periods restated for the 5 for 4 stock split effected 6/30/05